Exhibit 16.1

July 25, 2005

Securities & Exchange Commission450
Fifth Street, N.W.

Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated July 25, 2005 of Golden Eagle International, Inc. and are in agreement with the section entitled “Resignation of Gordon, Hughes & Banks, LLP”. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Gordon, Hughes & Banks, LLP